SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 5, 2007
(Date of Report)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of Principal executive offices)(ZIP code)

(703) 841-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 24, 2007, we filed a Current Report on Form 8-K, Item 1.01, announcing our entrance into a Stock Purchase Agreement with Athena Holding LLC ("Seller"), Athena Holding Corp. ("Holding"), and Holding's wholly owned subsidiary, Athena Innovative Solutions, Inc. ("Athena").

On October 31, 2007, we completed the acquisition from Seller of all of the outstanding capital stock of Holding, the parent company of Athena. Athena has offices in Virginia and Florida and employs more than 600 full-time professionals with expertise in human intelligence, counterintelligence, counterterrorism, all-source analysis, and strategic policy development.

Seller is affiliated with Veritas Capital. The shares of Holding were acquired by our wholly-owned subsidiary CACI, INC. - FEDERAL.

The aggregate purchase price for the shares of Holding was $200 million in cash. The purchase price is subject to adjustment based on the final determination of Athena's net assets at closing, and a portion of the purchase price will be held in escrow for 15 months.

Pursuant to Rule 3-05(b)(2) and Rule 11-01(b)(1) of Regulation S-X, no financial statements or pro forma financial information are required to be presented in connection with this acquisition.

ITEM 8.01   OTHER EVENTS

On November 1, 2007, CACI International Inc issued a press release announcing completion of its acquisition of Dragon Development Corporation. A copy of the Registrant's press release is furnished herewith as Exhibit 99(b) to this Current Report on Form 8-K.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number

Exhibit 99(a)
Stock Purchase Agreement by and among Athena Holding LLC, Athena Holding Corp., Athena Innovative Solutions, Inc., CACI International Inc and CACI, INC.-FEDERAL, dated September 19, 2007 (incorporated by reference from the Resigtration Statement 333-144127 of CACI International Inc on Form S-1/A and filed October 9, 2007).

Exhibit 99(b)	Press Release dated November 1, 2007, of CACI International Inc (furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary